As filed with the Securities and Exchange Commission on February 6, 2006

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

Firstwave Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-1588291 (I.R.S. Employer Identification Number)

5775 Glenridge Drive NE
Suite E400
Atlanta, GA 30328
(Address of Principal Executive Offices, Including Zip Code)
______________________________

Firstwave Technologies, Inc. 2005 Stock Incentive Plan
(Full title of the Plans)
______________________________

Richard T. Brock Chief Executive Officer Firstwave Technologies, Inc. 5775 Glenridge Drive NE, Suite E400 Atlanta, Georgia 30328 (770) 250-0360	Copy to: James Walker IV, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 (404) 233-7000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, no par value, issuable under 2005 Stock Incentive Plan	300,000 shares (2)	$1.62	$486,000	$52.00
TOTAL	300,000 shares (2)	$1.62	$486,000	$52.00
_______________
(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $1.53, the weighted average exercise price of the 207,500 shares subject to outstanding share option grants under the 2005 Stock Incentive Plan, at prices ranging from $1.90 to $1.47, and (b) $1.82, the average of the high and low sale prices of the Registrant’s common shares on the Nasdaq SmallCap Market on February 2, 2006, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, for the 92,500 shares issuable under the 2005 Stock Incentive Plan which are not subject to outstanding options.

(2)
Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities to be offered or issued as a result of stock splits, stock dividends, or similar transactions, or the application of the anti-dilution provisions, with respect to the shares.

_______________

Pursuant to Rule 429, the Prospectus to be used under this Registration Statement also applies to the Form S-8 Registration Statement (File No. 333-112625) which registered the offer, sale and issuance of up to 816,667 shares of common stock issuable under the 1993 Stock Option Plan. See “Explanatory Statement.”

EXPLANATORY STATEMENT

This Form S-8 Registration Statement of Firstwave Technologies, Inc. (the “Company” or the “Registrant”) is filed for the purpose of registering the offer, sale and issuance of 300,000 shares of common stock under the Company’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”). In addition, the Stock Incentive Plan provides for the issuance of the 516,667 shares of common stock reserved for issuance under the 1993 Stock Option Plan that are not subject to any awards or are subject to awards but are available for issuance due to the cancellation, expiration or lapse of such awards. The 516,667 shares of common stock are subject the previous Form S-8 Registration Statement (File No. 333-112625) filed with the Securities and Exchange Commission (the “Commission”) on February 9, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

The documents containing the information specified in Item 1 will be sent or given to employees of the Company and other participants in the Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Commission either as part of this or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Stock Incentive Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” information filed with them, which means that we can disclose important information to you by referring you directly to those documents we have filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. Any information so updated or superseded shall not be deemed, except as so updated or superseded, to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (provided that nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the Commission), until all of the shares of common stock described in this prospectus are sold or the offering of the shares covered by this prospectus is terminated; provided, however, that we are not incorporating any information furnished, including, but not limited to, information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K (unless otherwise indicated):

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Commission on April 15, 2005 (File No. 000-21202);

(2)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission on May 16, 2005;

(3)	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Commission on August 15, 2005;

(4)	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Commission on November 14, 2005;

(5)	the Company’s Current Report on Form 8-K dated February 8, 2005, filed with the Commission on February 8, 2005;

(6)	the Company’s Current Report on Form 8-K dated March 22, 2005, filed with the Commission on March 28, 2005;

(7)	the Company’s Current Report on Form 8-K dated May 31, 2005, filed with the Commission on June 6, 2005;

(8)	the Company’s Current Report on Form 8-K dated June 3, 2005, filed with the Commission on June 9, 2005;

(9)	the Company’s Current Report on Form 8-K dated October 10, 2005, filed with the Commission on October 14, 2005;

(10)	the Company’s Current Report on Form 8-K dated October 20, 2005, filed with the Commission on October 21, 2005; and

(11)
the description of the Company’s common stock contained in its registration statement on Form 8-A/A filed with the Commission on March 30, 1993, including any amendment or report filed for the purpose of updating such description.

We will provide you with free copies of any of these documents or any other documents that have been incorporated by reference in this registration statement or in the prospectus and any other documents required to be delivered, without exhibits, unless an exhibit is incorporated into the document by reference, if you write to us or call us at: Firstwave Technologies, Inc., 2775 Glenridge Drive NE, Suite E400, Atlanta, GA 30328, Attention: David G. Kane, Controller, telephone (770) 250-0360.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Officers and Directors

Section 14-2-850 et seq. of the Georgia Business Corporation Code and Article 6 of the Registrant’s Amended and Restated Bylaws set forth the extent to which the Registrant’s directors and officers may be indemnified by the Registrant against liability that they may incur while serving in such capacity. These provisions generally provide that the directors and officers of the Registrant will be indemnified by the Registrant against any expenses (including attorneys fees), judgments, fines, and amounts paid in settlement which are allowed to be paid by the Company under Georgia law, incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant if such director or officer conducted himself in good faith, and reasonably believed in the case of conduct in his official capacity, that such conduct was in the best interests of the Registrant, and in all other cases, that such conduct was at least not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. These provisions do not eliminate or limit the liability of a director or officer for (i) any appropriation of any business opportunity of the Registrant in violations of his duties, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code, or (iv) any transaction from which the director or officer derived an improper personal benefit.

The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 33-57984))
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3(b) of the Company's Registration Statement on Form S-8 (File No. 333-55939))
4.3
Articles of Amendment dated April 28, 1999 setting forth the designation of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of the Company’s Form 10-K for the year ended December 31, 2000 (File No. 000-21202))

4.4
Articles of Amendment dated November 15, 2000 setting forth the designation of the Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of the Company’s Form 10-K for the year ended December 31, 2000 (File No. 000-21202))

4.5
Articles of Amendment dated July 18, 2001 setting forth the designation of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit C of the Company’s Definitive Proxy Statement dated August 17, 2001 (File No. 000-21202))

4.6
Articles of Amendment dated September 7, 2001 setting forth the one-for-three stock split (incorporated by reference to exhibits filed as part of the Company’s Definitive Proxy Statement dated August 17, 2001 (File No. 000-21202))

4.7
Articles of Amendment dated September 14, 2001 setting forth certain revisions to the Series A and Series B Convertible Preferred Stock (incorporated by reference to exhibits of the Company’s Definitive Proxy Statement dated August 17, 2001 (File No. 000-21202))

4.8
Articles of Amendment dated June 11, 2004 setting forth the designation of the Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed June 18, 2004 (File No. 000-21202))

4.9	Firstwave Technologies, Inc. 2005 Stock Incentive Plan (incorporated by reference to Annex A filed as part of the Company’s Definitive Proxy Statement filed April 29, 2005 (File No. 000-21202))
5.1	Opinion of Morris, Manning & Martin, LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this, the 6th day of February, 2006.

FIRSTWAVE TECHNOLOGIES, INC. By: /s/ Richard T. Brock Richard T. Brock Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard T. Brock and David G. Kane as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a registration statement relating to the registration of shares of common stock on Form S-8 and to sign any and all amendments (including post effective amendments) to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Richard T. Brock Richard T. Brock	Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2006
/s/ David G. Kane David G. Kane	Principal Accounting & Financial Officer and Controller	February 3, 2006
/s/ Roger A. Babb Roger A. Babb	Director	February 3, 2006
/s/ I. Sigmund Mosley, Jr. I. Sigmund Mosley, Jr.	Director	February 3, 2006
/s/ John N. Spencer, Jr. John N. Spencer, Jr.	Director	February 3, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 33-57984))
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3(b) of the Company's Registration Statement on Form S-8 (File No. 333-55939))
4.3
Articles of Amendment dated April 28, 1999 setting forth the designation of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of the Company’s Form 10-K for the year ended December 31, 2000 (File No. 000-21202))

4.4
Articles of Amendment dated November 15, 2000 setting forth the designation of the Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of the Company’s Form 10-K for the year ended December 31, 2000 (File No. 000-21202))

4.5
Articles of Amendment dated July 18, 2001 setting forth the designation of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit C of the Company’s Definitive Proxy Statement dated August 17, 2001 (File No. 000-21202))

4.6
Articles of Amendment dated September 7, 2001 setting forth the one-for-three stock split (incorporated by reference to exhibits filed as part of the Company’s Definitive Proxy Statement dated August 17, 2001 (File No. 000-21202))

4.7
Articles of Amendment dated September 14, 2001 setting forth certain revisions to the Series A and Series B Convertible Preferred Stock (incorporated by reference to exhibits filed as part of the Company’s Definitive Proxy Statement dated August 17, 2001 (File No. 000-21202))

4.8
Articles of Amendment dated June 11, 2004 setting forth the designation of the Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed June 18, 2004 (File No. 000-21202))

4.7	Firstwave Technologies, Inc. 2005 Stock Incentive Plan (incorporated by reference to Annex A filed as part of the Company’s Definitive Proxy Statement filed April 29, 2005 (File No. 000-21202))
5.1	Opinion of Morris, Manning & Martin, LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)